Exhibit 99.5
XenoPort, Inc.
New Hire Stock Unit Award Agreement
     Pursuant to the New Hire Stock Unit Grant Notice (“Grant Notice”) and this New Hire Stock Unit Award Agreement (“Award Agreement”), XenoPort, Inc. (the “Company”) has awarded you a Stock Unit Award outside of any equity incentive plan maintained by the Company for the number of stock units (“RSUs”) as indicated in the Grant Notice (collectively, the “Award”). Subject to adjustment and the terms and conditions as provided herein, each RSU shall represent the right to receive one (1) share of Common Stock.
     The details of your Award, in addition to those set forth in the Grant Notice, are as follows.
     1. General. This Award may be granted to you only if you are newly employed by the Company or an Affiliate. In order to be eligible to receive this Award, you either (i) must never have been an Employee or director of the Company or an Affiliate, or (ii) entered into an employment relationship with the Company following a bona fide period of non-employment. The grant of this Award must be approved either by a majority of Independent Directors or by the Company’s independent Compensation Committee. Your Award is intended to be exempt from stockholder approval requirements under the “inducement grant exception” provided by NASDAQ Marketplace Rule 4350(i)(1)(A)(iv).
     2. Administration.
          (a) Your Award shall be administered by the Board unless and until the Board delegates administration to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of your Award, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Award Agreement to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer your Award with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
          (b) The Board shall have the authority to construe and interpret your Award and this Award Agreement, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in this Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make your Award fully effective. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons. No member of the Board shall be personally liable for any action, determination, or interpretation made in good faith with respect to this Award Agreement.

     3. Number of RSUs and Shares of Common Stock.
          (a) In the event of any Capitalization Adjustments, the Board shall appropriately and proportionately adjust the number of RSUs subject to your Award and the class(es) and number of shares of Common Stock deliverable with respect to such RSUs. You shall receive no benefit or adjustment to your Award with respect to any cash dividend or other distribution that does not result from a Capitalization Adjustment; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.
          (b) Any additional RSUs, shares of Common Stock, cash or other property that becomes subject to the Award pursuant to this Section 3 shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other RSUs and Common Stock covered by your Award.
          (c) Notwithstanding the provisions of this Section 3, no fractional RSUs or rights for fractional shares of Common Stock shall be created pursuant to this Section 3. The Board shall, in its discretion, determine an equivalent benefit for any fractional RSUs or fractional shares that might be created by the adjustments referred to in this Section 3.
     4. Vesting. The RSUs shall vest, if at all, as provided in the Vesting Schedule set forth in your Grant Notice, provided that vesting shall cease upon the termination of your Continuous Service.
     5. Delivery of Shares of Common Stock.
          (a) Subject to the provisions of this Award Agreement, in the event one or more RSUs vests, the Company shall deliver to you one (1) share of Common Stock for each RSU that vests on the applicable vesting date. However, if a scheduled delivery date falls on a date that is not a business day, such delivery date shall instead fall on the next following business day.
          (b) The form of such delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
     6. Payment by You. This Award was granted in consideration of your services for the Company. Subject to Section 7 below, except as otherwise provided in the Grant Notice, you will not be required to make any payment to the Company (other than your past and future services for the Company) with respect to your receipt of the Award, vesting of the RSUs, or the delivery of the shares of Common Stock underlying the RSUs.
     7. Withholding Obligations.
          (a) On or before the time you receive a distribution of Common Stock pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Stock issuable to you and otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign income and employment tax withholding obligations of the Company or any Affiliate which arise in connection with your Award (the “Withholding Taxes”). If specified in your Grant Notice, you may direct the Company to withhold shares of Common Stock with a Fair Market Value (measured as of the date shares of Common Stock are delivered pursuant to Section 5) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.
          (b) Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Common Stock.
          (c) In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
     8. Securities Law Compliance. You may not be issued any Common Stock under your Award unless either (i) the shares of Common Stock are then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.
     9. Restrictive Legends. The Common Stock issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.
     10. Transfer Restrictions. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of the shares in respect of your Award. For example, you may not use shares that may be issued in respect of your RSUs as security for a loan, nor may you transfer, pledge, sell or otherwise dispose of such shares. This restriction on transfer will lapse upon delivery to you of shares in respect of your vested RSUs. Your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of Common Stock to which you were entitled at the time of your death pursuant to this Award Agreement.
     11. Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, your Award shall terminate immediately prior to the completion of such dissolution or liquidation; provided, however, that the Board may, in its sole discretion, cause your Award to become fully vested (to the extent your Award has not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

     12. Corporate Transaction.
          (a) In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue your Award or may substitute a similar stock award for your Award (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction). A surviving corporation or acquiring corporation may choose to assume or continue only a portion of your Award or substitute a similar stock award for only a portion of your Award. The terms of any assumption, continuation or substitution shall be set by the Board.
          (b) In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue your Award or substitute a similar stock award for your Award, then if your Continuous Service has not terminated more than three (3) months prior to the effective time of the Corporate Transaction, the vesting of your Award shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction).
          (c) In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue your Award or substitute a similar stock award for your Award, then if your Continuous Service has terminated more than three (3) months prior to the effective time of the Corporate Transaction, the vesting of your Award shall not be accelerated and your Award shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction.
     13. Change In Control. If your Continuous Service terminates within twelve (12) months following the effective date of a Change in Control due to (i) an involuntary termination (excluding death or Disability) without Cause, or (ii) a voluntary termination for Good Reason, the vesting of your Award shall be accelerated in full.
     14. Best After-Tax Provision.
          (a) If any payment or benefit you would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order;

provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards other than stock options; (iii) cancellation of accelerated vesting of stock options; and (iv) reduction of other employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards (i.e., earliest granted stock award cancelled last) unless you elect in writing a different order for cancellation.
          (b) The accounting firm engaged by the Company for general tax purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
          (c) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.
     15. Award not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue such service. In addition, nothing in your Award shall obligate the Company or any Affiliate, their respective stockholders, boards of directors or employees to continue any relationship that you might have as an Employee or Consultant of the Company or any Affiliate.
     16. Unsecured Obligation. Your Award is unfunded, and even as to any RSUs that vest, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Stock pursuant to this Award Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the Common Stock acquired pursuant to this Award Agreement until such Common Stock is issued to you pursuant to Section 5 of this Award Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company with respect to the Common Stock so issued. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

     17. Notices. Any notices provided for in your Award shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, or (ii) the date that is five (5) days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto:

Company:	XenoPort, Inc.
Attn: General Counsel
3410 Central Expressway
Santa Clara, California 95051

Participant:	Your address as on file with the Company at the time notice is given
     18. Headings. The headings of the Sections in this Award Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Award Agreement or to affect the meaning of this Award Agreement.
     19. Amendment. This Award Agreement may be amended only by a writing executed by the Company and you which specifically states that it is amending this Award Agreement. Notwithstanding the foregoing, this Award Agreement may be amended solely by the Company by a writing which specifically states that it is amending this Award Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Company reserves the right to change, by written notice to you, the provisions of this Award Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award that has not been delivered to you in Common Stock pursuant to Section 5.
     20. Miscellaneous.
          (a) The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.
          (b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
          (c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

          (d) This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
          (e) All obligations of the Company under this Award Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
     21. Effect on Other Employee Benefit Plans. The value of the Award subject to this Award Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.
     22. Choice of Law. The interpretation, performance and enforcement of this Award Agreement shall be governed by the law of the state of California without regard to such state’s conflicts of laws rules.
     23. Severability. If all or any part of this Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Award Agreement not declared to be unlawful or invalid. Any Section of this Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
     24. Other Documents. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act (which includes the prospectus for this Award). In addition, you acknowledge receipt of the Company’s Policy Regarding Stock Trading by Directors, Officers and Other Designated Insiders.
     25. Definitions. For purposes of this Award Agreement, the following definitions shall apply:
          (a) “Affiliate” means (i) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, and (ii) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The Board shall have the authority to determine (i) the time or times at which the ownership tests are applied, and (ii) whether “Affiliate” includes entities other than corporations within the foregoing definition.

          (b) “Board” means the Board of Directors of the Company.
          (c) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to your Award without the receipt of consideration by the Company (whether through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or similar transaction). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.
          (d) “Cause” means the occurrence of any of the following: (i) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) your intentional, material violation of any material contract or agreement between you and the Company or any statutory duty owed to the Company; (iv) your unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) your gross misconduct; (vi) your repeated, unexcused absences from your regularly assigned workplace where such absences materially interfere with the performance of your duties; (vii) your repeated or habitual drug or alcohol use that materially interferes with the performance of your duties; (viii) your gross insubordination; you’re your intentional, material violation of any written Company policy; or (x) your poor or inadequate performance of your duties. The determination that a termination is for Cause shall be made by the Company in its sole discretion; provided, however, that no determination under clauses (vi), (vii), (viii), (ix) or (x) shall be made unless you have been given a written warning from the Company that the continuation of your conduct shall constitute Cause and such conduct continues after a reasonable period of time to cure such conduct following the receipt by you of such written warning. Any determination by the Company that your Continuous Service was terminated by reason of dismissal without Cause for the purposes of your Award shall have no effect upon any determination of the rights or obligations of the Company or you for any other purpose.
          (e) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
               (i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
               (ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
               (iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;
               (iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
               (v) individuals who, on the date the Company’s 2005 Equity Incentive Plan was adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of your Award, be considered as a member of the Incumbent Board.
     The term Change in Control shall not include a sale of assets, merger or other transaction effected principally for the purpose of changing the domicile of the Company.
          (f) “Code” means the Internal Revenue Code of 1986, as amended, as well as any applicable regulations and guidance thereunder.
          (g) “Committee” means a committee of one (1) or more members of the Board to whom authority has been delegated by the Board.
          (h) “Common Stock” means the common stock of the Company.

          (i) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes hereunder.
          (j) “Continuous Service” means that your service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which you render service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which you render such service, provided that there is no interruption or termination of your service with the Company or an Affiliate, shall not terminate your Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in this Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of your leave of absence.
          (k) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
               (i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;
               (ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;
               (iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
               (iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
          (l) “Director” means a member of the Board.
          (m) “Disability” means your permanent and total disability within the meaning of Section 22(e)(3) of the Code.
          (n) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes hereunder.

          (o) “Entity” means a corporation, partnership or other entity.
          (p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (q) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company; (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the effective date of the Company’s 2005 Equity Incentive Plan, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
          (r) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
               (i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date in question, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.
               (ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.
          (s) “Good Reason” means that one or more of the following are undertaken by the Company without your express written consent: (i) the assignment to you of any duties or responsibilities that results in a material diminution in your function as in effect immediately prior to the effective date of the Change in Control; provided, however, that neither a change in your title or reporting relationships nor the Common Stock ceasing to be listed on any established stock exchange or traded on the Nasdaq Global Market or the Nasdaq Capital Market shall provide the basis for a voluntary termination with Good Reason; (ii) a material reduction by the Company in your annual base salary, as in effect on the effective date of the Change in Control or as increased thereafter; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; (iii) any failure by the Company to continue in effect any material benefit plan or program, including incentive plans or plans with respect to the receipt of securities of the Company, in which you were participating immediately prior to the effective date of the Change in Control (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company that would materially adversely affect your participation in or materially reduce your benefits under the Benefit Plans or deprive you of any material fringe benefit that you enjoyed immediately prior to the effective date of the Change in Control; provided, however, that Good Reason shall not be deemed to have occurred if the Company provides for your participation in benefit plans and programs that, taken as a whole, are comparable to the Benefit Plans; (iv) a relocation of your business office to a location more than fifty (50) miles from the location at which you performed your duties as of the effective date of the Change in Control, except for required travel by you on the Company’s business to an extent substantially consistent with your business travel obligations prior to the effective date of the Change in Control; or (v) a material breach by the Company of any provision of this Award Agreement or any other material agreement between you and the Company concerning the terms and conditions of your employment.
          (t) “Independent Director” means a Director who is an “independent director” within the meaning of NASDAQ Marketplace Rule 4200.
          (u) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
          (v) “Securities Act” means the Securities Act of 1933, as amended.
          (w) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
* * * * *
     This New Hire Stock Unit Award Agreement shall be deemed to be signed by the Company and you upon your signing of the New Hire Stock Unit Grant Notice to which it is attached.

XenoPort, Inc.
New Hire Stock Unit Grant Notice
     XenoPort, Inc. (the “Company”), outside of any equity incentive plan maintained by the Company, hereby awards to Participant a stock unit award covering the number of stock units (the “RSUs”) set forth below (the “Award”). This Award shall be evidenced by a New Hire Stock Unit Award Agreement (the “Award Agreement”). This Award is subject to all of the terms and conditions as set forth herein and in the applicable Award Agreement attached hereto and incorporated herein in its entirety.

Participant:	Vincent Angotti
Date of Grant:	May 1, 2008
Vesting Commencement Date:	May 1, 2008
Number of RSUs:	10,000
Payment for Common Stock:	Participant’s services to the Company
Vesting Schedule: The RSUs shall vest over four years from the Date of Grant, with 25% vesting on each anniversary of the Vesting Commencement Date; provided, however, that the Participant’s Continuous Service has not terminated prior to each such vesting date.

Special Tax Withholding Right:	☑
(i)    You may direct the Company to withhold, from shares otherwise issuable upon vesting of the Award, a portion of those shares with an aggregate fair market value (measured as of the delivery date) equal to the amount of the applicable withholding taxes, as provided in Section 7 of the Award Agreement.
Or
(ii)    You may make a cash payment directly to the Company equal to the applicable withholding taxes, and the Company shall remit such withholding directly to the appropriate taxing authorities, as provided in Section 7 of the Award Agreement.

Delivery Schedule: Delivery of one share of Common Stock for each RSU that vests shall occur on the applicable vesting date.
Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this New Hire Stock Unit Grant Notice and the Award Agreement. Participant further acknowledges that as of the Date of Grant, this New Hire Stock Unit Grant Notice and the Award Agreement set forth the entire understanding between Participant and the Company regarding the award of the RSUs and the underlying Common Stock and supersede all prior oral and written agreements on that subject.

XenoPort, Inc.		Participant

By:	/s/ William G. Harris	/s/ Vincent J. Angotti

	Signature		Signature
Title:	Chief Financial Officer	Date:	05/04/08
Date:	5/2/08
Attachment: Award Agreement